EXHIBIT 10.10

SECOND AMENDMENT TO LEASE
This Second Amendment to Lease (the "Second Amendment") is dated as of February 8, 2017, by and between CRP 6000 Shoreline, L.L.C., a Delaware limited liability company ("Landlord"), and Veracyte, Inc., a Delaware corporation ("Tenant"), with reference to the following recitals.
R E C I T A L S:
A.On or about April 29, 2015, American Fund US Investments LP, as landlord, and Tenant entered into an Office Building Lease (the "Original Lease") for that certain premises commonly known as Sierra Point, 6000 Shoreline Court, Suites 100, 200 and 300, South San Francisco, California (the "Premises"), consisting of approximately 58,625 rentable square feet consisting of (i) 14,988 rentable square feet located on the first floor of the Building; (ii) 11,221 rentable square feet on the second floor of the Building; and (iii) 32,416 rentable square feet located on the third floor of the Building.

B.The Original Lease was amended by that certain First Amendment to Lease dated May 3, 2016 (“First Amendment”, the Original Lease as amended by the First Amendment is referred to herein as “Lease”).

C.Subsequent to the date of the First Amendment, the Landlord acquired title to, among other property, the Premises and all of the lessor’s interest in the Lease.

D.Landlord and Tenant wish to amend the Lease on the terms and conditions set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The Recitals above are incorporated herein as if fully set forth herein.

2.Compensation to Tenant. Within fifteen (15) days after the date of this Second Amendment, Landlord shall pay Tenant the sum of Five Hundred Thousand Dollars ($500,000.00).

3.Transfer of Emergency Generator. Tenant hereby transfers ownership of the Emergency Generator (as described in Section 56 of the Original Lease) to Landlord. Tenant represents and warrants that it is the sole owner of the Emergency Generator, free and clear of any and all liens and encumbrances, and has the full right and authority to transfer the Emergency Generator to Landlord. Landlord and Tenant shall take all further necessary steps to transfer ownership of the Emergency Generator to Landlord, including, but not limited to, transferring any and all permits related thereto to Landlord. During the term of the Lease, Tenant shall have the right to use up to fifty five percent (55%) of the capacity provided by the Emergency Generator. The remaining capacity of the Emergency Generator shall be used or allocated as Landlord shall determine in its sole and absolute discretion. Landlord shall be responsible for any and all taxes, license fees, permit fees, maintenance, repairs and replacement of the Emergency Generator and Tenant has pre-paid maintenance under that certain agreement dated December 31, 2015 (and executed as of March 10, 2016) with Bay City Electric Works (“Generator Maintenance Contract”) and shall not be charged for any maintenance expenses to the extent covered by the initial three (3) year term of the Generator Maintenance Contract. If any such maintenance, repairs or replacement is required as a result of Tenant’s act or any act of its employees, contractors, invitees, sublessee, or agents, Tenant shall pay the entire cost thereof within thirty (30) days after demand. Tenant shall have no further right to use the Generator Site or install an emergency generator pursuant to Section 56 of the Original Lease and Section 56 is hereby amended to remove any and all references and rights of Tenant with respect to the Generator Site and Emergency Generator. Tenant represents and warrants that the Generator Maintenance Contract (a) is in full force and effect; (b) no party is in default thereunder; (c) commenced January 15, 2016; (d) expires January 14, 2019, and (e) has remaining scheduled maintenance dates of July 2017, January 2018, July 2018 and January 2019. Tenant hereby assigns, and Landlord hereby assumes, all of Tenant’s right, title and interest in and to the Generator Maintenance Contract and that certain Bay City Electric Works warranty related to the Emergency Generator. The Emergency Generator shall be a “Project Service” pursuant to Section 11 of the Original Lease for all purposes thereunder; provided, however, the Emergency Generator shall be available pursuant to this Section 24 hours per day, seven days per week, subject to the provisions of Section 12 of the Original Lease.

4.Failure to Maintain or Repair Emergency Generator. If Landlord fails to maintain or repair the Emergency Generator as required by Section 3 of this Second Amendment, Tenant shall provide Landlord with written notice of such failure and if Landlord does not (a)(i) commence such maintenance or repair with five (5) business days after receipt of such written notice from Tenant while electricity is then being provided to the Premises; (ii) diligently prosecute such maintenance or repair to completion once commenced; or (iii) provide alternative generator service while completing such maintenance or repair; or (b)(i) commence such maintenance or repair with two (2) business hours after receipt of such written notice from Tenant while electricity is not then being provided to the Premises, which written notice shall also be provided telephonically (which may be satisfied by leaving a voicemail for the recipient) to Douglas Kniveton at (415) 772-0106 and to Nancy Tam at (415) 772-0369, and via electronic mail to douglas.kniveton@cbre.com, nancy.tam@cbre.com and William.birdsey@carlyle.com; (ii) diligently prosecute such maintenance or repair to completion once commenced; or (iii) provide alternative generator service while completing such maintenance or repair; Tenant may take such reasonable actions (1) as may be necessary to maintain or repair the Emergency Generator during such period as Landlord is not taking such actions; and/or (2) to provide alternative temporary emergency generator service while completing such maintenance or repair to the Emergency Generator; and, in such event, Landlord shall reimburse Tenant for the reasonable costs thereof within thirty (30) days after demand and presentation of paid receipts and invoices related to such actions.

5.First Expansion Right and Third Expansion Right. Sections 53(a) and (c) of the Original Lease are deleted in their entirety and replaced with “Intentionally Omitted.” Notwithstanding the foregoing, the unnumbered paragraph below Section 53(c)(vi) of the Original Lease is not deleted and remains in full force and effect.

6.Second Expansion Right. Section 53(b) is amended to provide that the approximate rentable square feet of the Second Expansion Space is 7,482.

7.Modification of Flue Shaft. If Landlord determines that its rights under Section 4 of the First Amendment are not broad enough in terms of use rights with respect to the flue shaft, or that the size of the flue shaft is not sufficient for Landlord’s needs in connection with its conversion of the Third Expansion Space, Landlord shall have the right to use the flue shaft for such additional purposes as Landlord shall reasonably determine and Tenant shall agree to permit Landlord, at Landlord’s sole cost and expense, to increase the size of the flue shaft as reasonably requested by Landlord. In such event, any changes in the flue shaft will not adversely affect Tenant’s exhaust ventilation system or any other system serving the Premises, or disrupt Tenant’s use of or operations in the Premises. If the size of the flue shaft is increased pursuant to this Section, Landlord and Tenant shall promptly amend the Lease to document necessary modifications, which shall include an appropriate modification to the Tenant’s Rentable Square Footage, Tenant’s Share, Base Rent and Exhibit B to the Original Lease based on the increased size of the flue shaft. By way of example, if the flue shaft increases from 50 rentable square feet to 60 rentable square feet, Tenant’s Rentable Square Footage shall be reduced by 10 rentable square feet and Tenant’s Share and Base Rent shall be adjusted accordingly.

8.Disclosure Regarding Accessibility Inspection. To the Landlord’s knowledge, the Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether or not the Premises meets all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.51 et. seq. Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”. Landlord shall have the right (but not the obligation) to obtain a report from a CASp, and, in the event that Landlord does so, and such report provides that the Project is in compliance (or any issues of non-compliance are corrected), then, as between Landlord and Tenant, (regardless of whether the claim is brought by any third party, including a subtenant or invitee of Tenant) such report, upon delivery to Tenant shall be conclusive that Landlord has complied with any obligation relating specifically to matters covered by the CASp as of delivery (and exclusive of any improvements made by Tenant) pursuant to California Civil Code sections 55.52 and 55.53. Landlord and Tenant agree that if Tenant requests or performs a CASp inspection of the Premises, Building or Project, then (i) Tenant shall pay the fee for such inspection, (ii) Tenant shall reimburse Landlord upon demand for the cost of making any repairs necessary to correct violations of construction-related accessibility standards to the Premises, Building and/or Project; and (iii) if Tenant commissions in inspection by a CASp, Tenant (a) will not provide Landlord with a copy of such report unless specifically requested in writing by Landlord; (b) shall be responsible for any and all consequences resulting from the commissioning of such inspection, including, but not limited to, implementing, managing and performing any and all repairs, improvements and/or modifications to the Premises, Building or Project required by any governing agency as a result thereof; and (c) shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by any party claiming that Landlord had knowledge of a non-compliance of the Premises, Building or Project with applicable laws as a result of such inspection. Notwithstanding clause (ii) of the immediately preceding sentence, Landlord may elect to require Tenant to implement, manage and/or perform such repairs, improvements and/or modifications in lieu of performing such and requiring reimbursement from Tenant requiring Tenant to implement, manager and/or perform such and, in such case, Tenant shall reimburse Landlord for all costs and expenses associated therewith within twenty (20) days after demand from Landlord.

9.Conflict. If there is a conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall control. Except as modified by this Second Amendment, the terms and conditions of the Lease shall remain in full force and effect. Capitalized terms included in this Second Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease.

10.Authority. The persons executing this Second Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this Second Amendment on behalf of said parties and that said parties have authority to enter into this Second Amendment.

11.Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than Chris Jacobs of CBRE, Inc., as Landlord’s broker, in connection with the negotiation of this Second Amendment, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this Second Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

12.Confidentiality. Tenant acknowledges and agrees that the terms of this Second Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the property and may impair Landlord's relationship with other tenants of the property. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Second Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord's sole discretion, provided however, that Tenant shall have the right to disclose this Second Amendment and its terms if Tenant, in its sole opinion, determines that it is required by law or regulation to do so, and provided further, that nothing herein shall preclude Tenant from disclosing this Second Amendment in its entirety to its attorneys, auditors or other advisors. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

13.Counterparts. This Second Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page.

14.Delivery of Amendment. Preparation of this Second Amendment by Landlord or Landlord's agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Second Amendment. This Second Amendment shall become binding upon Landlord only when fully executed by all parties and when Landlord has delivered a fully executed original of this Second Amendment to Tenant. The delivery of this Second Amendment to Tenant shall not constitute an agreement by Landlord to negotiate in good faith, and Landlord expressly disclaims any legal obligation to negotiate in good faith.

15.Notices. All notices provided by Tenant to Landlord pursuant to the Lease shall be sent to the Landlord at the following addresses:

Landlord: CRP 6000 Shoreline, L.L.C. c/o David A. Kingery, Managing Director US Real Estate The Carlyle Group 3675 Mt. Diablo Boulevard, Suite 310 Lafayette, California 94549	With a copy to: Douglas Kniveton Nancy Tam CB Richard Ellis 101 California Street, 22nd Floor San Francisco, California 94111
(signatures to follow on succeeding page)

IN WITNESS WHEREOF, the parties hereby execute this Second Amendment as of the date first written above.

Landlord: CRP 6000 Shoreline, L.L.C. a Delaware limited liability company		Tenant: Veracyte, Inc. a Delaware corporation

By:	/s/ David A. Kingery	By:	/s/ Julie A. Brooks
Name:	David A. Kingery	Name:	Julie A. Brooks
Its:	Vice President	Its:	EVP, General Counsel

		By:	/s/ Christopher M. Hall
		Name:	Christopher M. Hall
		Its:	Chief Operating Officer

*Authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The amendment must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this amendment.